UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 20, 2015

INOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36309	33-0989359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

326 Bollay Drive

Goleta, California 93117

(Address of principal executive offices, including zip code)

(805) 562-0500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 20, 2015, Inogen, Inc. (the “Company”), entered into a Second Amendment to Lease (the “Second Amendment”) amending that certain Multi-Purpose Commercial Building Lease dated February 1, 2010, as amended, (the “Lease”) by and between the Company and Rockbridge Investments, L.P., a California limited partnership, for its principal executive offices consisting of approximately 38,851 rentable square feet located at 326 Bollay Drive, Goleta, California 93117 (collectively, the “Premises”).  The original term of the Lease expires on October 31, 2015, and, pursuant to the Second Amendment, the original term of the Lease is extended by an additional five (5) years commencing November 1, 2015 and ending October 31, 2020.  The minimum monthly rent under the Lease commencing on November 1, 2015 will be approximately $44,679 per month, and will increase annually by three percent (3%) each year thereafter during the extended term.  The Second Amendment also grants to the Company one option to renew the lease for an additional five (5) years commencing November 1, 2020 at the then prevailing fair market rental rate and otherwise pursuant to the terms and conditions set forth in Exhibit G to the original Lease.

The foregoing summary of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOGEN, INC.

By:	/s/ Alison Bauerlein
Alison Bauerlein
Executive Vice President, Finance, Chief Financial Officer, Secretary and Treasurer

Date: January 20, 2015